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                                                                    Exhibit 10.6

   110 East 59th Street
   Suite 2100
   New York, New York  USA  10022
   Telephone: (212) 821-0100  Fax: (212) 371-5510



   IMAX CORPORATION

   October 8, 1998

   Andrew Gellis
   17333 Rancho Street
   Encino, California, 91316

   Dear Andy,


   Re:        Employment with Imax Corporation

   We have agreed that you will continue your employment with Imax Corporation ("Imax"). From January 1, 1998, your employment with Imax will be on the terms noted below.

   1. Position:     Senior Vice President, Film, performing services as a
                    writer, and acting as an executive producer.

   2. Duties:       To have overall responsibility for the development and
                    production of 15/70 format live action film for Imax, including (i) overseeing the development of scripts for, and the production of, live action films in the 15/70 format;
                    (ii) collaborating with other senior managers of Imax in the development of film technologies and production techniques for films in the 15/70 format; and (iii) performing other duties commensurate with your position with Imax as are reasonably designated by the senior operating officer(s) of Imax.




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   3. Other         Imax will engage Andrew Gellis Productions, Inc. f/s/o
       Activities:  Andrew Gellis ("AGP"), during the term to provide the services of writing scripts based on original ideas, or re-writing the scripts of others, in each case for films in the IMAX(R)15/70 format and upon request by Imax. Imax will pay AGP a minimum in each year of the term of US$50,000 for such services, on the basis of US$30,000 for each completed first draft script, US$15,000 for each completed second draft script and US$5,000 for polishing a script, with treatments and concepts to be provided at no charge. Imax will also pay minimum WGA pension and health and welfare (of 12.5%) contributions on such payments. If Imax has not paid AGP for such services at least US$25,000 by June 30, and at least US$50,000 by December 1, of each year of the term, Imax will pay the difference to each such amount on June 30 and December 1, as the case may be. Any payments on such dates in excess of the value of the services actually rendered shall be advanced against such services to be rendered at some date in the future by AGP, provided that such services are requested by Imax during the term. In addition to these payments, Imax will also pay a car allowance of US$750 per month to AGP; Imax will not be required to make any WGA contributions on such allowance. The services to be rendered by AGP do not include reviewing and making notes on scripts of others which are part of your duties as Senior VP, Film.

   4. Term:         2 years.

   5. Salary:       US$225,000 for 1998 and US$250,000 for 1999, subject to
                    increase at the discretion of the Board of Directors of Imax.

   6. Bonus:        Participation in the Imax management bonus plan, with a
                    target bonus of 30% of salary. Guaranteed minimum bonus of US$50,000 per year.

   7. Credit:       You shall have producer or executive producer credit on
                    films upon which you work, at the sole discretion of Imax.




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   8. Reporting:    You will report to the chief executive, operating, or film officer(s) of Imax, as Imax shall designate.

   9. Location:     Imax office in Los Angeles, California, with reasonably
                    extensive travel to Imax's offices in New York and Mississauga.

   10. Benefits/    (a) 4 weeks paid vacation per year;
       Perquisites:

                    (b) car allowance of US$750 per month;

                    (c) standard Imax benefits for U.S. resident employees;

                    (d) full time assistant at a salary of approximately US$750 per week.

   11. Termination: Imax shall be entitled to terminate your employment at any time for cause without payment of any amounts attributable to any period after the date of termination of employment. If your employment is terminated by Imax other than for cause, you will be paid your salary, guaranteed bonus and benefits (but not stock options) for the balance of the term, subject to your obligation to seek alternate comparable employment (e.g. as a film executive at another company, or as an independent writer &/or producer, whether for Imax or otherwise) and the set-off of any amounts earned from amounts to be paid by Imax. If your employment is terminated by Imax other than for cause in connection with a change in control (i.e. the completion of any transaction(s) which result in any person or group of persons acting in concert holding, directly or indirectly, securities of Imax to which are attached more than 50% of the votes which may be cast to elect Directors of Imax) of Imax, you will be paid your salary, guaranteed bonus and benefits (but not stock options) for the greater of the balance of the term and 6 months, subject to your obligation (as set forth above) to seek alternate comparable employment and the set-off of any amounts earned from amounts to be paid by Imax.



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   12. Non-compete, You shall be bound by the non-solicitation, non-competition
       etc.:        and other covenants attached to this letter.




   13. Representation:

                    You represent that you are under no restriction or competing interest affecting your ability to perform your responsibilities for Imax.

   14. Governing    Your employment and this letter agreement shall be governed
       Law:         by the law of New York.




   If the above is acceptable to you, please indicate by signing a copy of this letter and returning it to us.

   Yours very truly,



   "Bradley J Wechsler"

   Bradley J. Wechsler
   Chairman and Co-Chief Executive Officer

         "Andrew Gellis"
  -------------------------------------------
   Andrew Gellis

   Date: 11/3/98
         -----------------------------------

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                  ATTACHMENT TO ANDREW GELLIS EMPLOYMENT LETTER

   NON-SOLICITATION, CONFIDENTIALITY, NON-COMPETITION

   (a) Non-solicitation. During the term and for one year thereafter, regardless of whether your employment is terminated with or without cause or whether you resign, you shall not directly or indirectly without the prior written consent of Imax, (i) solicit any person who is, or, during the then most recent 12-month period, was employed by, or had served as an agent or key consultant of, Imax or any of its subsidiaries or affiliates, or (ii) solicit or interfere in any commercial relationship of Imax or any of its subsidiaries or affiliates with any person who is, or was within the then most recent 12-month period, a customer or client (or reasonably anticipated to become a customer or client) and with whom you had dealings during your employment with Imax.

   (b)   Non Competition.  Without the prior written consent of Imax:
         ---------------

         (i) During the term of your employment with Imax and for one year thereafter, regardless of whether your employment is terminated with or without cause or whether you resign, you shall not directly or indirectly without the prior written consent of Imax, anywhere within Canada, the United States, Europe or Asia (the "Territory"), be engaged in any capacity by a competitor (or any person or entity that is, at the time you would otherwise commence rendering services to or become, affiliated with such person or entity, reasonably anticipated to become a competitor) of Imax or any of its subsidiaries or affiliates (a "Competitor"), which is engaged or reasonably anticipated to become engaged in designing or supplying large screen theaters or motion simulation theaters;

         (ii) During the term of your employment with Imax and for one year thereafter if you resign during that term or for the period of time during which Imax is continuing to pay your salary if Imax has terminated your employment without cause, you shall not directly or indirectly without the prior written consent of Imax, anywhere within the Territory, be engaged as a film executive by a Competitor of Imax which is engaged or reasonably anticipated to become engaged in owning or operating large screen theaters or motion simulation theaters. Notwithstanding the foregoing, Imax agrees that it will not unreasonably withhold its consent to such an engagement if the Competitor uses IMAX(R) projection systems or IMAX(R) Ridefilm(TM) motion simulation systems in its theater operations; and

         (iii) Notwithstanding the foregoing, Imax expressly acknowledges that you will not be restricted hereunder after the termination of your employment by Imax in any way in writing scripts or producing or developing films in any format.


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   (c) Confidentiality. You will not at any time during the term or thereafter use or disclose to any third party any information relating to the private or confidential affairs of Imax or relating to any secrets of Imax, other than for the purposes of Imax. You confirm that all confidential information is and shall remain the exclusive property of Imax. All business records, papers and documents regardless of the form of their recordal kept or made by you relating to the business of Imax shall be and remain the property of Imax, and shall be promptly returned by you to Imax upon any termination of employment.

   (d) Grant of Rights. You hereby: (i) grant to Imax all copyrights, patent rights and other rights in all work furnished or created by you or AGP pursuant to this Agreement; (ii) agree to sign all documents which may be required to confirm Imax's absolute ownership of such work; (iii) waive the moral rights associated with such work; and (iv) grant to Imax the rights to and to license others to use the name, likeness, biography and other identifications of you in connection with any and all uses and promotions of such work and derivatives thereof. Without limiting the generality of the foregoing, all rights of whatsoever nature and kind (nor or hereafter known) in any and all film projects developed or contributed to by you and/or AGP pursuant to this Agreement shall be, from the inception of the creation thereof, the exclusive property of Imax, and for the purposes of the United States Copyright Act shall be deemed to constitute "works made for hire".

   (e) Reasonableness. You confirm that all of the restrictions referred to above are reasonable and valid and waive all defences to the strict enforcement thereof. You also confirm that you are making the above covenants on behalf of yourself and of AGP.

   (f) Injunctive Relief. Without intending to limit the remedies available to Imax, you acknowledge that a material breach of any of the covenants contained above will result in material and irreparable injury to Imax or its affiliates or subsidiaries for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, Imax shall be entitled to seek a temporary restraining order and/or a preliminary, interim or permanent injunction restraining you from engaging in activities prohibited hereby or such other relief as may be required specifically to enforce any of the covenants herein. You waive any defences to the strict enforcement by Imax of the covenants contained herein. If for any reason, it is held that the restrictions hereunder are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted or modified to include as much of the duration and scope identified herein as will render such restrictions valid and enforceable.